UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2020

Aon plc

(Exact name of registrant as specified in its charter)

England and Wales	1-7933	98-1030901
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Leadenhall Street, London, England	EC3V 4AN
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 20 7623 5500

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, $0.01 nominal value	AON	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2020, Aon plc (the “Company”), Citibank, N.A., in its capacity as administrative agent, and the other parties thereto entered into a Lender Assumption Agreement (the “Assumption Agreement”) with respect to the Five-Year Credit Agreement, dated October 19, 2017 (the “Revolving Credit Agreement”), among the Company, Aon Corporation, Citibank, N.A., as administrative agent, and the other parties thereto.

The Assumption Agreement increases the aggregate commitments available to be borrowed under the Revolving Credit Agreement by $350 million, to an aggregate amount equal to $750 million. All other material terms and provisions of the Revolving Credit Agreement remain substantially the same as the terms and provisions in place immediately prior to the effectiveness of the Assumption Agreement.

The Company and its subsidiaries have other commercial relationships with the lenders, lead arrangers and bookrunners, the syndication agent and their respective affiliates. In addition, the Company and certain of its affiliates have performed, and may perform, various insurance brokerage and consulting services for the lenders, lead arrangers and bookrunners, the syndication agent and/or their respective affiliates.

The foregoing description of the Assumption Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assumption Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2020	AON PLC

	By:	/s/ Molly Johnson
Molly Johnson
Assistant Corporate Secretary